Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 20, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.034538 per unit, payable on July 15, 2016, to unit holders of record on June 30, 2016.

This month’s distribution increased from the previous month due to an increase in the pricing of oil and gas but offset by a decrease in production due to a shorter month of April for the Waddell Ranch. Also, with the increased pricing of production, the Waddell Ranch Properties are no longer in a deficit balance and contributed $1,012,222 to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 74,177 barrels of oil and 403,249 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 22,498 barrels of oil and 120,459 Mcf of gas. The average price for oil was $37.06 per bbl and for gas was $1.89 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,512,055. Deducted from these would be the Lease Operating Expense (LOE) of $1,481,990, taxes of $352,410 and Capital Expenditures (CAPEX) of $328,025 totaling $2,162,426 resulting in a Net Profit of $1,349,630 for the month of May. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,012,222 to this month’s distribution.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	74,177	403,249	22,498	120,459	*	$37.06	$1.89	**
Texas Royalties	26,300	34,250	24,985	32,538	*	$35.80	$2.94	**

Prior Month
Waddell Ranch	85,634	416,723	33,713	162,544	*	$33.32	$1.50	**
Texas Royalties	25,101	28,556	18,826	21,417	*	$31.68	$3.02	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 26,300 barrels of oil and 34,250 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 24,985 barrels of oil and 32,538 Mcf of gas. The average price for oil was $35.80 per bbl and for gas was $2.94 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,042,201. Deducted from these would be taxes totaling $197,423 resulting in a Net Profit of $844,778 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $802,539 to this month’s distribution.

General and Administrative Expenses deducted for the month were $205,040 resulting in a distribution of $1,609,776 to 46,608,796 units outstanding, or $.034538 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839